UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2014

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 25, 2014, PhotoMedex, Inc. ("PHMD") and its subsidiaries Radiancy, Inc.; LCA-Vision, Inc.; PhotoMedex Technology, Inc.; and Lumiere, Inc. (collectively, the "Company"), entered into a Forbearance Agreement (the "Forbearance Agreement") with the lenders (the "Lenders") that are parties to the Credit Agreement dated May 12, 2014, and with JP Morgan Chase ("Chase"), as Administrative Agent for the Lenders.

Under the Credit Agreement, the Company obtained $85 million in senior secured credit facilities ("the Facilities"), which included a $10 million revolving credit facility and a $75 million four-year term loan. The Credit Agreement contained financial covenants, including a maximum leverage covenant and a minimum fixed charge covenant, which the Company is required to maintain; the targets for those covenants are determined quarterly based on a rolling average of the past four quarters of financial data.  As of June 30, 2014, the Company failed to meet both financial covenants (collectively, the "Specified Events of Default") and consequently is in default of the Facilities. On August 4, 2014, the Company received a notice of default and a reservation of rights from Chase and engaged a third-party independent advisor to assist the Company in negotiating a longer term solution to the defaults.

Pursuant to the terms of the Forbearance Agreement, the Lenders have agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default from August 25, 2014 until October 31, 2014 (the "Forbearance Period"), during which period the Company and its third-party independent advisor will review the Company's ongoing business and the advisor will advise on the financial restructuring of the Company's business.  Concurrent with the signing of the Forbearance Agreement on August 25, 2014, the Company agreed to make the first payment on the term loan, equaling $3.75 million plus applicable interest, originally due September 1, 2014, and to pay $1 million toward the term loan in inverse order of maturity.  The Company also agreed to make additional prepayments on the term loan of $937,500 each on September 1 and October 1, 2014 which will be applied in direct order of maturity, and a payment toward the revolving credit facilities on October 24, 2014 equal to 75% of cash-on-hand in excess of $20 million, as measured on October 22, 2014.

The Company will also deliver a Collateral Certificate to the Lenders by September 12, 2014, and will explore with its advisors the addition of certain of the Company's international subsidiaries as Loan Guarantors to the Credit Agreement, as well as pledging the stock of those subsidiaries as collateral for the Credit Agreement.  The Company further agreed to limit certain capital expenditures to $250,000, except for those involving the Company's XTRAC or VTRAC medical devices, and will not make investments or acquire any other interests in affiliated companies except as agreed to by the Lenders.  The Forbearance Agreement is also subject to customary covenants, including limitations on the incurrence of or payments on indebtedness to other persons or entities and requirements that the Company provide periodic financial information to the Lenders.

If, by the end of the Forbearance period, the Company and its Lenders have not entered into another Forbearance Agreement or otherwise reached an agreement regarding the Credit Agreement and the Facilities, the Lenders have the right to declare all of the obligations under the Credit Agreement and Facilities due and payable, including principal and interest, as authorized by the Credit Agreement, and to enforce additional obligations under the Forbearance Agreement. Such a result would have a material adverse effect on the Company and its financial condition.

As consideration for the Lender's entry into the Forbearance Agreement, the Company paid the Lender a fee of $212,500.

The foregoing description of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

9.01.                          Financial Statements and Exhibits.

(d)            Exhibits.

10.1            Forbearance Agreement dated August 25, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: August 28, 2014	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Forbearance Agreement dated August 25, 2014